FOR IMMEDIATE RELEASE

Media Contacts:
Kurt Heath
Umpqua Holdings Corporation
503-219-6124
KurtHeath@umpquabank.com

UMPQUA HOLDINGS CORPORATION APPOINTS
ANDDRIA CLACK-ROGERS VARNADO TO BOARD OF DIRECTORS
Williams-Sonoma, Inc. Executive Joins Umpqua Board

PORTLAND, Ore. – October 29, 2018– Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank, has appointed Anddria Clack-Rogers Varnado to its board of directors. The appointment of Varnado, who currently serves as the vice president, strategy & business development at Williams-Sonoma, Inc., affirms Umpqua’s commitment to exceptional customer experience matched with excellence in operational performance.

“Anddria brings to Umpqua’s board a terrific background that combines leadership and experience developing breakthrough strategies that drive results for world-class brands,” said Cort O’Haver, president & CEO of Umpqua Holdings Corporation. “Her expertise around digital customer engagement and her depth of corporate leadership experience are tremendous complements to Umpqua’s board and our vision for the future. I look forward to working with Anddria and our entire board to continue positioning Umpqua for growth within our industry and the communities we serve.”

During her time at Williams-Sonoma, Inc., Varnado has overseen the acquisition of Outward, Inc.—a 3D-imaging and augmented reality platform—and led the launch of the company’s Robin mattress products. Other professional achievements include driving breakthrough global customer insights for a leading online marketplace and launching an online lifestyle company, in addition to consumer-focused roles across product management and brand development. Varnado began her career on Wall Street, working with the Financial Institutions Group of Citi’s Corporate and Investment Banking Division.

Varnado holds a Masters of Business Administration from Harvard Business School and a Bachelor of Arts degree from Clark Atlanta University. She volunteers with numerous nonprofit and charitable organizations, including Junior League and Management Leadership for Tomorrow. Earlier this year, the San Francisco Business Times named Varnado one of the “Most Influential Women in Bay Area Business.”

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ:UMPQ) is the parent company of Umpqua Bank, an Oregon-based regional bank recognized for its entrepreneurial approach, innovative customer experience, and distinctive banking solutions. Umpqua Bank has locations across Oregon, Washington, California, Idaho and Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit umpquabank.com.

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